Exhibit 99.1
Opinion Research Announces Sale of Teleservices Segment
and Market Research Segment Restructuring
PRINCETON, N.J., Jan. 3 /PRNewswire-FirstCall/ — Opinion Research Corporation (Nasdaq: ORCI - News), today announced the sale of its teleservices segment and the closure of certain non-strategic market research operations.
Teleservices Sale
Effective December 31, 2005 our teleservices segment was sold to a management group in exchange for the assumption of all liabilities and the potential for future payments from the buyer. In addition, we expect that the transaction will generate a material cash tax benefit. Although the historic profitability of this business unit met our expectations and exceeded that of its industry, the recent decline in revenues and the resulting losses have made such a sale a desirable transaction.
Market Research Restructuring
We are in the process of closing our market research operations in South Korea and Mexico. Both of these units have experienced erratic operating results and are non-strategic in our services to our global clients. In addition we are closing one of our domestic call centers.
Financial Impact
The revenues and operating loss of the three affected business units totaled $7.6 million and $(6.8) million respectively for the nine months ended September 30, 2005. We expect that these transactions will produce losses from disposal/closure as well as losses from discontinued operations in the fourth quarter, and will result in lower consolidated revenues and earnings than those provided as guidance by the Company in our earnings press release issued October 31, 2005, however, we believe that the transactions should benefit future results. Net loss from disposal/closure and discontinued operations is currently estimated to be $6.5 to $7.0 million for 2005. Net income from continuing operations is currently estimated to be $1.4 to $1.6 million for 2005. This includes the write-off of the equity offering expenses in the third quarter and the refinancing charges in the first quarter that collectively reduced net income by $1.6 million.
The statements above concerning the financial impact of these transactions are based on current expectations. These statements are forward-looking and actual results may differ materially. See “Forward-looking Statements” below.
About Opinion Research Corporation
Founded in 1938, Opinion Research Corporation provides commercial market research, health and demographic research for government agencies, information services and consulting. The company is a pioneering leader in the science of market and social research and has built an international organization to support market intelligence in both public and commercial markets. Further information is available at http://www.opinionresearch.com.
Forward-looking Statements
This press release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward- looking statements that are based on management’s beliefs and assumptions, current expectations, estimates and projections. These statements are subject to risks and uncertainties and therefore actual results may materially differ. The Company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Important factors and risks that may affect future results are described in the Company’s filings with the Securities and Exchange Commission, copies of which are available upon request from the Company.